Exhibit 99.1

Michelle MacKay Named Next Cushman & Wakefield CEO; John Forrester to Retire From the Company

Andrew McDonald Appointed to Expanded Role of Global President and COO

Transition Culminates a Multi-Year Succession Planning Process

CHICAGO, May 4, 2023 – Cushman & Wakefield (NYSE: CWK) announced today that the Board of Directors has accepted John Forrester’s intent to retire from his position as Chief Executive Officer (CEO) and member of the Board of Directors, effective June 30, 2023, following 35 years of service to the company. As part of the Company’s long-standing succession plan, Cushman & Wakefield’s Board of Directors appointed Michelle MacKay, currently President and Chief Operating Officer (COO), to assume the role of CEO as of July 1, 2023. Mr. Forrester will remain employed as a strategic advisor until December 31, 2023. In addition, Ms. MacKay was elected to serve on the Board of Directors, effective July 1, 2023. Brett White will remain as Executive Chairman of the Board.

Andrew McDonald, currently President of Cushman & Wakefield, was appointed by the Board to an expanded role of Global President and Chief Operating Officer overseeing all the firm’s service lines and regions.

Mr. White, Cushman & Wakefield’s Executive Chairman of the Board, commented: “On behalf of Cushman & Wakefield’s Board of Directors, I thank John for his dedication and service to the firm and to the commercial real estate services industry over his long and distinguished career. John is a revered industry leader known for his integrity, work ethic and deep client knowledge. His tremendous efforts over the past several years have strengthened the firm’s foundation and culture and the Board is sincerely grateful for his contribution.”

“It has been an honor to lead Cushman & Wakefield as CEO through its post-Covid transitionary period, which underscored the firm’s industry leadership, our core values and strengths and culminated in record company revenue and EBITDA in 2022,” said Mr. Forrester. “I am proud of our great company and what our Cushman & Wakefield colleagues around the world have accomplished. I have great confidence in Michelle as a proven leader who will offer the firm exceptional vision, strategy and direction for achieving its performance and growth goals.”

Mr. White added: “The Board is pleased that Michelle MacKay will succeed John as CEO. Michelle has an impressive track record of creating substantial value for shareholders and clients through her deep expertise in commercial real estate and corporate strategy. In their new roles, the combination of Michelle and Andrew – who also has played a pivotal role in the firm’s profitability, growth and development of new strategic opportunities – creates a formidable leadership team that is uniquely qualified to steer evolution within the commercial real estate services industry. We are confident that their leadership will significantly advance the firm’s operational excellence and ability to deliver long-term growth.”

MEDIA CONTACT:

Michael Boonshoft

+1 212 841 7505

michael.boonshoft@cushwake.com

Ms. MacKay commented: “I’m looking forward to leading this great firm through its next chapter of strategic growth. Cushman & Wakefield’s unique entrepreneurial culture and employee expertise position us to not only successfully navigate the current challenges in commercial real estate services, but to also deliver long-term value, profitability and growth. I look forward to partnering with Andrew and collaborating with our teams around the world to amplify our positive impact for clients, shareholders and the cities and communities in which we operate.”

Ms. MacKay joined Cushman & Wakefield as a member of its Board of Directors in 2018. Based on the firm’s strategic goals and her related expertise, she was appointed to the position of COO in 2020 and promoted to President and COO on January 1, 2022, with direct operational and management oversight of many of the firm’s service lines and regions, including the EMEA region, Global Occupier Services and C&W Services.

A seasoned commercial real estate executive with more than 30 years of experience at a variety of public and privately held companies, Ms. MacKay has served on three public company boards, including Cushman & Wakefield’s from 2018 to 2020, and is renowned for unlocking value for real estate assets and companies. Previously, she served as Executive Vice President, Investments and Head of Capital Markets at iStar, Inc. a real estate investment trust (REIT) company (which has since merged with Safehold Inc.). She also has significant capital allocation and financial institution expertise, having served in leadership roles at UBS (previously Paine Webber), JPMorgan Chase and The Hartford Insurance Company’s investment arm HIMCO.

Mr. McDonald has been with Cushman & Wakefield for more than 20 years, most recently serving as President of Cushman & Wakefield since 2021, leading the firm’s largest business lines in the Americas and Asia Pacific regions. Prior to his role as President, Mr. McDonald held several senior leadership roles at Cushman & Wakefield after a 15-year career as a top brokerage professional, including Chief Executive for the Americas region, President of the Americas West Region and Regional Managing Principal of Southern California for Cushman & Wakefield.

MEDIA CONTACT:

Michael Boonshoft

+1 212 841 7505

michael.boonshoft@cushwake.com

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 52,000 employees in over 400 offices and approximately 60 countries. In 2022, the firm had revenue of $10.1 billion across core services of property, facilities and project management, leasing, capital markets, and valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

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MEDIA CONTACT:

Michael Boonshoft

+1 212 841 7505

michael.boonshoft@cushwake.com